EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-194427) pertaining to the Victory Energy Corporation 2014 Long-Term Incentive Plan, of our report dated September 15, 2014 with respect to the statements of revenues and direct operating expenses of the Fairway Acquisition Properties for the years ended June 30, 2013 and 2014, which appears as Exhibit 99.1 in this Current Report on Form 8-K/A of Victory Energy Corporation filed on September 16, 2014.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
September 16, 2014